ROSS MILLER
Secretary of State
206 North Carson Street
Carson City, Nevada 89701-4299
(775) 684 5708
Website: secretaryofstate.biz

Filed in the office of	Document Number 20070186209-95
Ross Miller, Secretary of State, State of Nevada	Filing Date and Time 03/16/2007 11:45 AM
	Entity Number E0187752007-4

Articles of Incorporation

(PURSUANT TO NRS 78)

USE BLACK INK ONLY - DO NOT HIGHLIGHT

ABOVE SPACE IS FOR OFFICE USE ONLY

1. Name of Corporation:	HEALTHPLACE CORPORATION
2. Resident Agent Name and Street Address: (must be a Nevada address where process may be served)	CORPORATE DIRECT, INC. Name 2248 Meridian Boulevard, Suite H, Minden, Nevada 89423 (MANDATORY) Physical Street Address, City, Zip Code (OPTIONAL) Mailing Address, City, State, Zip Code
3. Shares: (number of shares corporation is authorized to issue)	Number of shares with par value: 100,000,000 Common and 100,000,000 Preferred; Par value per share: $ .001; Number of shares without par value:
4. Names & Addresses of the Board of Directors/Trustees: (each Director/Trustee must be a natural person at least 18 years of age; attach additional page if more than 3 directors/trustees)	1. RICH PATTERSON Name #210 - 1401 W. 8TH AVE., VANCOUVER, B.C. V6H 1C9 Street Address, City, State, Zip Code 2. Name Street Address, City, State, Zip Code 3. Name Street Address, City, State, Zip Code
5. Purpose: (optional - see instructions)	The purpose of this Corporation shall be: All lawful business
6. Name, Address and Signature of Incorporator: (attach additional page if more than 1 incorporator)	JAMES B. PARSONS Name X [signature] Signature 10900 NE 4TH STREET, SUITE 2070, BELLEVUE, WA 98004 Address, City, State, Zip Code
7. Certificate of Acceptance of Appointment of Resident Agent:	I hereby accept appointment as Resident Agent for the above named corporation. X [signature] Authorized Signature of R. A. or On Behalf of R. A. Company 03/16/2007 Date

This form must be accompanied by appropriate fees.